Exhibit 99.1

News Release

Air Products Reports Fiscal 2026 Second Quarter Results
Delivered strong underlying performance | Positioned for helium supply chain resilience | New wins in Electronics and Aerospace
Continued focus on key priorities: unlock earnings growth, optimize large projects, maintain capital discipline
Raising fiscal 2026 full-year adjusted EPS guidance*
Q2 FY26 Summary of Results:
•GAAP earnings per share ("EPS")# of $3.19 and GAAP operating income of $753 million, each up over 130% versus prior year
•Adjusted EPS* of $3.20 and adjusted operating income* of $753 million, each up 19 percent versus prior year and exceeding top-end of adjusted EPS* guidance
Guidance
•Raising fiscal 2026 full-year adjusted EPS guidance* to $13.00 to $13.25; fiscal 2026 third quarter adjusted EPS guidance* of $3.25 to $3.35
•Continue to expect fiscal year 2026 capital expenditures* of approximately $4.0 billion
News and Highlights
•Electronics growth: Selected by Samsung to build, own and operate multiple production facilities and bulk specialty gas supply system for new advanced semiconductor fab in South Korea
•Space sector growth: Supplied critical liquid hydrogen and helium for NASA’s historic Artemis II mission; announced plans for new air separation unit in City of Cocoa, Florida
•Helium supply chain resilience: Increasing production in U.S. network to support global customers; drawing from dedicated U.S. helium storage cavern and increasing liquefaction to further strengthen inventory; repositioning portions of large ISO container fleet to help manage supply flows
Fiscal 2026 Second Quarter Consolidated Results (comparison versus prior year)
LEHIGH VALLEY, Pa. (April 30, 2026) - Air Products (NYSE:APD) today reported second quarter fiscal 2026 GAAP operating income of $753 million and GAAP EPS# of $3.19, each up over 130%, and GAAP operating margin of 23.7 percent, compared to negative 79.8 percent in the prior year. This improvement primarily reflects prior-year losses related to charges for business and asset actions. The non-GAAP financial measures discussed below exclude these charges, as well as other prior-year items, as described in the "Reconciliations of Non-GAAP Financial Measures" section beginning on page 8 of this release.
On a non-GAAP basis, second quarter adjusted operating income* of $753 million and adjusted EPS* of $3.20 each increased 19 percent, reflecting higher on-site volumes, favorable currency, and lower costs driven by productivity and lower depreciation, net of fixed-cost inflation and higher Americas maintenance. A pricing headwind driven by helium was partially mitigated by pricing improvements across non-helium product lines. Adjusted operating margin* of 23.7 percent increased from 21.6 percent in the prior year, primarily due to higher volumes and productivity, partially offset by energy cost pass-through and price.
Second quarter sales of $3.2 billion increased nine percent, reflecting four percent higher volumes, four percent favorable currency and two percent higher energy cost pass-through, partially offset by one percent lower pricing.
Commenting on the results, Chief Executive Officer Eduardo Menezes said, "Despite macroeconomic volatility, Air Products delivered 19% growth in adjusted EPS and adjusted operating income improvement across segments. We saw higher on-site volumes and made continued progress on productivity and pricing. We also took actions to strengthen helium supply chain resilience for customers, including drawing from our U.S. storage cavern, increasing U.S. liquefaction, and optimizing our logistics network and container fleet. Looking ahead, we remain focused on our key priorities—unlocking earnings growth, optimizing large projects and maintaining capital discipline."
# Per share amounts are calculated and presented on a diluted basis from continuing operations attributable to Air Products.
* Certain results in this release include references to non-GAAP financial measures on a consolidated, continuing operations basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. Management is unable to reconcile, without unreasonable efforts, the Company’s forecasted range of adjusted EPS or capital expenditures to a comparable GAAP range or amount because management is not able to predict the timing or occurrence of events or transactions that management believes are not representative of the Company’s underlying business performance or the timing or occurrence of future investment activity, which are necessary to calculate forward-looking adjusted EPS from continuing operations and capital expenditures, respectively. Refer to the “Capital Expenditures” and “Adjusted EPS Outlook” sections on pages 10 and 11, respectively, for additional information.
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Fiscal 2026 Second Quarter Results by Business Segment
•Americas sales of $1.4 billion were up eight percent from the prior year, on four percent higher energy cost pass-through, three percent higher volumes, and one percent favorable currency. Operating income of $374 million increased two percent on favorable volumes, partially offset by higher maintenance and lower helium pricing. Volumes were up for both on‑site and merchant, including helium, partially offset by income from a favorable one‑time customer contract amendment in the prior year. Pricing was lower despite improvements across non-helium product lines mitigating higher power costs. Operating margin of 27.0 percent decreased 140 basis points compared to the prior year, driven by a headwind of approximately 100 basis points from higher energy cost pass‑through.
•Asia sales of $833 million increased eight percent from the prior year on four percent higher volumes, four percent favorable currency, and one percent higher energy cost pass-through, partially offset by one percent lower pricing. Operating income of $240 million increased 25 percent as reduced depreciation due to certain gasification assets being classified as held for sale, productivity improvements, higher on-site and helium volumes, and favorable currency were partially offset by the lower helium pricing. Operating margin of 28.8 percent improved 410 basis points.
•Europe sales of $789 million increased eight percent from the prior year on nine percent favorable currency and two percent higher volumes, partially offset by two percent lower energy cost pass-through and one percent lower pricing driven by helium. Operating income of $212 million increased eight percent as higher volumes, favorable currency, and pricing benefits from non-helium products and lower power costs were partially offset by higher costs, including depreciation and fixed-cost inflation. The volume improvement was driven by on-sites, including a prior year turnaround, partially offset by lower helium. Operating margin of 26.8 percent decreased 10 basis points.
•Middle East and India equity affiliates' income of $79 million increased one percent from the prior year.
•Corporate and other sales of $137 million increased 45 percent from the prior year. Operating loss of $77 million decreased 35 percent on lower changes to sale of equipment project estimates and productivity improvements.
Outlook
With a strong first half and outperformance in market volume, Air Products now expects full-year fiscal 2026 adjusted EPS guidance* in the range of $13.00 to $13.25. For the fiscal 2026 third quarter, Air Products' adjusted EPS guidance* is $3.25 to $3.35. Air Products remains cautious given uncertainty around the macroeconomic environment but expects to see benefits in the second half from continued non-helium pricing actions, progress on productivity actions, and new assets ramping up.
Air Products continues to expect capital expenditures* of approximately $4.0 billion for full-year fiscal 2026.

Earnings Teleconference
Access the fiscal 2026 second quarter earnings teleconference scheduled for 8:00 a.m. Eastern Time on April 30, 2026 by calling 646-769-9200 and entering passcode 5660820 or by accessing the Event Details page on Air Products’ Investor Relations website.
About Air Products
Air Products (NYSE: APD) is a world-leading industrial gases company in operation for over 85 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global supplier of hydrogen, Air Products also develops, engineers, builds, owns and operates some of the world's largest clean hydrogen projects, supporting the transition to low- and zero-carbon energy in the industrial and heavy-duty transportation sectors. Through its sale of equipment businesses, the Company also provides turbomachinery, membrane systems and cryogenic containers globally.

Air Products had fiscal 2025 sales of $12 billion from operations in approximately 50 countries. For more information, visit www.airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

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Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook, investment opportunities and potential transactions that are subject to ongoing negotiations and their expected impact and timing. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: changes in global or regional economic conditions, inflation, and supply and demand dynamics in the market segments we serve, including demand for technologies and projects to limit the impact of global climate change; changes in the financial markets may affect the availability and terms on which we may obtain financing; the ability to execute agreements with customers and implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, scope changes, cost escalations, contract terminations, customer cancellations, or postponement of projects and sales; our ability to safely develop, operate, and manage costs of large-scale and technically complex projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to safely and effectively develop, implement, and operate new technologies and to market products produced utilizing new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we, our affiliates and joint ventures, and our customers and other counterparties operate; the impact of environmental, tax, safety, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; safety incidents relating to our operations; the timing, impact, and other uncertainties relating to acquisitions, divestitures, joint venture activities, and other commercial transactions, as well as our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems or those of our business partners or service providers; catastrophic events, such as natural disasters and extreme weather events, pandemics and other public health crises, acts of war, including Russia’s invasion of Ukraine, the conflict with Iran and other new and ongoing conflicts in the Middle East, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we are constructing or that we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the commencement and success of any productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Megan Britt, tel: (610) 481-0590; email: brittm@airproducts.com

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Six Months Ended
	31 March		31 March
(Millions of U.S. Dollars, except for share and per share data)	2026	2025	2026	2025
Sales	$3,171.8	$2,916.2	$6,274.3	$5,847.7
Cost of sales	2,184.4	2,053.9	4,291.9	4,070.4
Selling and administrative expense	227.2	222.0	455.9	464.4
Research and development expense	21.6	22.9	42.0	44.9
Business and asset actions	—	2,927.9	22.0	2,927.9
Shareholder activism-related costs	—	31.4	—	61.3
Other income (expense), net	14.1	13.9	24.7	36.8
Operating Income (Loss)	752.7	(2,328.0)	1,487.2	(1,684.4)
Equity affiliates' income	179.4	145.5	351.6	296.1
Interest expense	49.5	42.2	104.0	84.8
Other non-operating income (expense), net	0.9	(18.6)	(0.5)	20.3
Income (Loss) Before Taxes	883.5	(2,243.3)	1,734.3	(1,452.8)
Income tax expense (benefit)	158.7	(505.8)	318.1	(365.1)
Net Income (Loss)	724.8	(1,737.5)	1,416.2	(1,087.7)
Net income (loss) attributable to noncontrolling interests	14.4	(6.9)	27.6	25.5
Net Income (Loss) Attributable to Air Products	$710.4	($1,730.6)	$1,388.6	($1,113.2)

Per Share Data (U.S. Dollars per share)
Basic earnings (loss) per share attributable to Air Products	$3.19	($7.77)	$6.23	($5.00)
Diluted earnings (loss) per share attributable to Air Products	$3.19	($7.77)	$6.23	($5.00)

Weighted Average Common Shares (in millions)
Basic	222.8	222.8	222.8	222.7
Diluted	222.9	222.8	222.9	222.7

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	31 March	30 September
(Millions of U.S. Dollars)	2026	2025
Assets
Current Assets
Cash and cash items	$951.0	$1,856.0
Trade receivables, net	1,937.7	1,901.2
Inventories	767.9	776.5
Prepaid expenses	171.2	174.9
Assets held for sale	467.0	427.7
Other receivables and current assets	717.8	689.5
Total Current Assets	$5,012.6	$5,825.8
Investment in net assets of and advances to equity affiliates	5,409.3	5,366.1
Plant and equipment, at cost	44,553.5	42,754.8
Less: accumulated depreciation	17,859.8	17,417.0
Plant and equipment, net	$26,693.7	$25,337.8
Goodwill, net	958.7	963.9
Intangible assets, net	283.5	293.5
Operating lease right-of-use assets, net	917.8	944.0
Noncurrent lease receivables	291.1	307.1
Financing receivables	955.6	1,000.0
Other noncurrent assets	1,122.4	1,021.3
Total Noncurrent Assets	$36,632.1	$35,233.7
Total Assets	$41,644.7	$41,059.5
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$2,856.9	$3,237.7
Accrued income taxes	118.7	179.4
Short-term borrowings	314.4	34.7
Current portion of long-term debt	173.5	716.3
Liabilities held for sale	49.8	50.5
Total Current Liabilities	$3,513.3	$4,218.6
Long-term debt	17,086.6	16,769.9
Long-term debt – related party	183.3	177.5
Noncurrent operating lease liabilities	600.1	616.0
Other noncurrent liabilities	1,378.6	1,348.1
Deferred income taxes	733.0	579.6
Total Noncurrent Liabilities	$19,981.6	$19,491.1
Total Liabilities	$23,494.9	$23,709.7
Air Products Shareholders’ Equity	15,649.9	15,024.9
Noncontrolling Interests	2,499.9	2,324.9
Total Equity	$18,149.8	$17,349.8
Total Liabilities and Equity	$41,644.7	$41,059.5

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	31 March
(Millions of U.S. Dollars)	2026	2025
Operating Activities
Net income (loss)	$1,416.2	($1,087.7)
Less: Net income attributable to noncontrolling interests	27.6	25.5
Net income (loss) attributable to Air Products	$1,388.6	($1,113.2)
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	$745.7	$750.4
Deferred income taxes	125.6	(540.1)
Tax reform repatriation	—	(34.9)
Business and asset actions	22.0	2,927.9
Undistributed earnings of equity method investments	(34.7)	(129.4)
Gain on sale of assets and investments	(4.0)	(12.3)
Share-based compensation	26.5	54.7
Noncurrent lease receivables	24.1	28.0
Other adjustments	(18.1)	(87.8)
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	(17.5)	(66.9)
Inventories	5.0	(24.4)
Other receivables	(22.2)	6.5
Payables and accrued liabilities	(246.4)	(47.7)
Other working capital	9.8	(571.0)
Cash Provided by Operating Activities	$2,004.4	$1,139.8
Investing Activities
Additions to plant and equipment, including long-term deposits	($2,358.8)	($4,009.1)
Investments in and advances to unconsolidated affiliates	(20.0)	(365.4)
Investments in financing receivables	—	(35.8)
Proceeds from sale of assets and investments	49.0	36.5
Purchases of short-term investments	—	(117.6)
Proceeds from short-term investments	—	11.1
Proceeds from other investing activities	11.0	60.9
Cash Used for Investing Activities	($2,318.8)	($4,419.4)
Financing Activities
Long-term debt proceeds	$439.2	$2,002.5
Payments on long-term debt	(588.7)	(332.3)
Net increase in commercial paper and short-term borrowings	269.7	645.6
Dividends paid to shareholders	(797.0)	(787.4)
Investments by noncontrolling interests	120.5	355.7
Other financing activities	(34.8)	(59.0)
Cash (Used for) Provided by Financing Activities	($591.1)	$1,825.1
Effect of Exchange Rate Changes on Cash	0.5	(33.8)
Decrease in cash and cash items	($905.0)	($1,488.3)
Cash and cash items – Beginning of Year	1,856.0	2,979.7
Cash and Cash Items – End of Period	$951.0	$1,491.4
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds	$263.4	$710.1

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Air Products and Chemicals, Inc. and Subsidiaries
BUSINESS SEGMENT INFORMATION
(Unaudited)

(Millions of U.S. Dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 31 March 2026
Sales	$1,383.9	$832.6	$789.0	$29.2	$137.1	$3,171.8
Operating income (loss)(A)	373.9	240.0	211.6	4.6	(77.4)	752.7
Depreciation and amortization	171.7	116.8	72.5	6.0	8.0	375.0
Equity affiliates' income	55.8	11.7	31.9	79.2	0.8	179.4
Three Months Ended 31 March 2025
Sales	$1,287.2	$774.1	$727.4	$32.8	$94.7	$2,916.2
Operating income (loss)(A)	365.7	191.4	195.5	(2.9)	(118.4)	631.3
Depreciation and amortization	178.4	131.8	56.8	6.4	10.2	383.6
Equity affiliates' income(B)	31.2	10.5	27.7	78.2	4.7	152.3
Six Months Ended 31 March 2026
Sales	$2,725.6	$1,664.1	$1,571.0	$59.5	$254.1	$6,274.3
Operating income (loss)(A)	777.7	472.3	435.1	10.4	(186.3)	1,509.2
Depreciation and amortization	343.6	229.5	142.3	12.2	18.1	745.7
Equity affiliates' income (loss)	107.5	25.5	55.3	163.7	(0.4)	351.6
Six Months Ended 31 March 2025
Sales	$2,574.8	$1,591.2	$1,424.6	$65.6	$191.5	$5,847.7
Operating income (loss)(A)	753.9	407.8	382.0	(3.5)	(235.4)	1,304.8
Depreciation and amortization	351.8	254.7	111.3	12.9	19.7	750.4
Equity affiliates' income(B)	66.3	20.8	45.9	163.2	6.7	302.9
Total Assets
31 March 2026	$12,651.3	$6,736.1	$7,118.7	$11,520.1	$3,618.5	$41,644.7
30 September 2025	12,058.7	6,712.2	6,916.8	10,919.4	4,452.4	41,059.5
(A)Operating income (loss) for our reportable segments does not include gains or losses that management does not consider to be indicative of underlying business performance, such as charges related to business and asset actions. Refer below for a reconciliation of total segment operating income to consolidated results.
(B)Segment equity affiliates’ income for the three and six months ended 31 March 2025 excludes a $6.8 impairment charge related to a joint venture in China, which was recorded as part of our business and asset actions during the second quarter of fiscal year 2025. As a result, total segment equity affiliates’ income does not reconcile to equity affiliates’ income for the total company as reported on the consolidated income statement for the three and six months ended 31 March 2025.
Reconciliation of Total Segment Operating Income to Consolidated Results
The table below reconciles total segment operating income to income (loss) before taxes as reflected on our consolidated income statements:

	Three Months Ended		Six Months Ended
	31 March		31 March
(Millions of U.S. Dollars)	2026	2025	2026	2025
Total Segment Operating Income	$752.7	$631.3	$1,509.2	$1,304.8
Business and asset actions	—	(2,927.9)	(22.0)	(2,927.9)
Shareholder activism-related costs	—	(31.4)	—	(61.3)
Consolidated Operating Income (Loss)	$752.7	($2,328.0)	$1,487.2	($1,684.4)
Equity affiliates' income	179.4	145.5	351.6	296.1
Interest expense	49.5	42.2	104.0	84.8
Other non-operating income (expense), net	0.9	(18.6)	(0.5)	20.3
Income (Loss) Before Taxes	$883.5	($2,243.3)	$1,734.3	($1,452.8)

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of U.S. Dollars unless otherwise indicated, except for per share data)
We present certain financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") because they exclude items that management does not consider to be representative of our underlying business operations. We provide these adjusted non-GAAP financial measures to allow investors, potential investors, securities analysts, and others to evaluate our business in the same manner as management. When viewed together with our GAAP results, we believe these non-GAAP financial measures offer a more complete understanding of the factors and trends affecting our financial performance and support analysis of our results on a more consistent basis.
Readers are cautioned that non‑GAAP financial measures have inherent limitations and should not be considered in isolation or as a substitute for the corresponding GAAP measures. Our definitions and calculations of non‑GAAP financial measures may differ from those used by other companies, which may limit comparability.
Non-GAAP Performance Measures
Management uses non-GAAP performance measures, including adjusted operating income, adjusted operating margin, and adjusted earnings per share ("EPS"), to assess our performance because these measures exclude items that management does not consider to be representative of our underlying business operations. In addition, adjusted operating income and adjusted EPS are important components of our incentive compensation plans. We also use adjusted operating margin to assess operational efficiency, cost discipline, and overall profitability.
Our non‑GAAP performance measures are adjusted to exclude gains or losses that management believes are not associated with the ongoing operations of our business. These adjustments, which are described below for the periods presented, are not reflected in the results of our reportable segments. Although these items are often difficult to predict, readers should be aware that similar gains or losses may occur in future periods. The related tax effects reflect the expected current and deferred income tax impacts of our non-GAAP adjustments, which are primarily driven by the statutory tax rates of the applicable jurisdictions and the taxability of the underlying adjustments in those jurisdictions.
We reconcile each non‑GAAP performance measure to its most directly comparable GAAP measure in the table below, followed by descriptions of each non-GAAP adjustment. Margins are calculated by dividing the applicable line item by consolidated sales for the relevant period. In addition to our non-GAAP performance measures, we also present components used in calculating adjusted EPS to illustrate the per share effect of our non‑GAAP adjustments. All per share amounts are calculated on a diluted basis from continuing operations attributable to Air Products. Because margins and per share amounts are calculated independently, the individual components may not sum to the related totals due to rounding.

Q2 2026 vs. Q2 2025	Operating Income/Loss	Operating Margin	Equity Affiliates' Income	Other Non- Operating Inc/Exp, Net	Income Tax Expense/Benefit	Net Income/Loss Attributable to Air Products	Earnings/Loss per Share (A)
Q2 2026 GAAP Measures	$752.7	23.7%	$179.4	$0.9	$158.7	$710.4	$3.19
Q2 2025 GAAP Measures	(2,328.0)	(79.8)%	145.5	(18.6)	(505.8)	(1,730.6)	(7.77)
$ GAAP Change	$3,080.7						$10.96
%/bp GAAP Change	132%	10,350 bp					141%
Q2 2026 GAAP Measures	$752.7	23.7%	$179.4	$0.9	$158.7	$710.4	$3.19
Non-service pension cost, net	—	—%	—	4.6	1.1	3.5	0.02
Q2 2026 Adjusted Measures	$752.7	23.7%	$179.4	$5.5	$159.8	$713.9	$3.20
Q2 2025 GAAP Measures	($2,328.0)	(79.8)%	$145.5	($18.6)	($505.8)	($1,730.6)	($7.77)
Business and asset actions(B)	2,927.9	100.4%	6.8	—	640.6	2,290.6	10.28
Shareholder activism-related costs	31.4	1.0%	—	—	0.4	31.0	0.14
Loss on de-designation of cash flow hedges(C)	—	—%	—	11.5	1.0	3.0	0.01
Non-service pension cost, net	—	—%	—	10.7	2.7	8.0	0.04
Tax reform adjustment related to deemed foreign dividends	—	—%	—	—	34.9	(34.9)	(0.16)
Tax on repatriation of foreign earnings	—	—%	—	—	(31.4)	31.4	0.14
Q2 2025 Adjusted Measures	$631.3	21.6%	$152.3	$3.6	$142.4	$598.5	$2.69
$ Adjusted Change	$121.4						$0.51
%/bp Adjusted Change	19%	210 bp					19%
(A)Calculated and presented on a diluted basis from continuing operations attributable to Air Products. Because we reported a loss from operations in the prior year, Q2 2025 GAAP loss per share was calculated using the basic weighted average share value of 222.8 million and Q2 2025 adjusted earnings per share was calculated using a diluted weighted average share value of 222.9 million.
(B)Charge attributable to noncontrolling interests was $3.5.
(C)Loss attributable to noncontrolling interests was $7.5.

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Non-GAAP Adjustments
Prior-Year Business and Asset Actions
During the second quarter of fiscal year 2025, we recognized charges of approximately $2.9 billion ($2.3 billion attributable to Air Products after tax, or $10.28 per share), primarily related to decisions to exit certain clean energy generation and distribution projects. Additional information regarding these actions is included in Exhibit 99.1 to our Current Report on Form 8-K dated 1 May 2025.
Prior-Year Shareholder Activism-Related Costs
We recorded shareholder activism-related costs in fiscal year 2025 in connection with a proxy contest that concluded in January 2025 following certification of the election of directors at the 2025 Annual Meeting of Shareholders. Costs incurred during the second quarter were $31.4 ($31.0 after tax, or $0.14 per share), primarily reflecting executive separation costs following the Board of Directors’ appointment of a new chief executive officer in February 2025.
Prior-Year Gain on De-designation of Cash Flow Hedges
In fiscal year 2024, we discontinued cash flow hedge accounting for certain interest rate swaps due to changes in the anticipated drawdown timeline for hedged borrowings related to the NEOM Green Hydrogen Project. These swaps are held by NEOM Green Hydrogen Company, a consolidated joint venture accounted for under the variable interest model, in which Air Products holds a one-third ownership interest. As a result of the de-designation, unrealized gains and losses related to the affected swaps were recorded in "Other non-operating income (expense), net" on our consolidated income statements. During the second quarter of fiscal year 2025, we recorded an unrealized loss of $11.5 ($3.0 attributable to Air Products after tax, or $0.01 per share), with $7.5 attributable to our noncontrolling partners.
We re-designated the affected swaps as cash flow hedges when the outstanding borrowings under the available project financing became commensurate with the swaps’ notional values. As of 1 January 2026, all swaps were re-designated as cash flow hedges.
Non-Service Related Pension Items
Non-service related pension items resulted in net non-operating costs of $4.6 ($3.5 after tax, or $0.02 per share) in the second quarter of fiscal year 2026 compared to $10.7 ($8.0 after tax, or $0.04 per share) in the second quarter of fiscal year 2025. Non-service related components are recurring, non-operating items that include interest cost, expected returns on plan assets, prior service cost amortization, actuarial loss amortization, as well as special termination benefits, curtailments, and settlements. The net impact of non-service related components is reflected within “Other non-operating income (expense), net” on our consolidated income statements. Adjusting for the impact of non-service pension components provides management and users of our financial statements with a more accurate representation of our underlying business performance because these components are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. Further, non-service related components are not indicative of our defined benefit plans’ future contribution needs due to the funded status of the plans.
Prior-Year Tax Items
Tax Reform Adjustment Related to Deemed Foreign Dividends
During the second quarter of fiscal year 2025, we recorded a net income tax benefit of $34.9 related to our intent to file a refund claim after a review of several U.S. Tax Court cases regarding the U.S. taxation of deemed foreign dividends in the transition year of the U.S. Tax Cuts and Jobs Act (our fiscal year 2018). While we were not a party to these cases, the opinions resulted in a change to our intent to pursue a refund claim.
Tax on Repatriation of Foreign Earnings
During the second quarter of fiscal year 2025, we recorded an income tax expense of $31.4 related to estimated withholding taxes on foreign earnings that we no longer intended to indefinitely reinvest.

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Capital Expenditures (Non-GAAP)
Capital expenditures is a non-GAAP financial measure that management uses to evaluate our deployment of capital and assess alignment with our strategic priorities. Our calculation of this measure begins as the sum of cash paid for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), investment in and advances to unconsolidated affiliates, and investment in financing receivables, each of which are reported on our consolidated statements of cash flows.
We then adjust this amount to exclude spending for additions to plant and equipment by our consolidated joint venture, NEOM Green Hydrogen Company (“NGHC”), to the extent such spending is funded by sources other than Air Products’ cash. These other funding sources include NGHC’s project financing, which is non‑recourse to Air Products, as well as equity contributions from the other joint venture partners. Management believes this adjustment provides a more useful view of the capital we deploy to support the ongoing growth of our business.
The most directly comparable GAAP measure to our non‑GAAP capital expenditures is “Cash used for investing activities,” as reported on our consolidated statements of cash flows. The reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Six Months Ended
	31 March
	2026	2025
Cash used for investing activities	$2,318.8	$4,419.4
Proceeds from sale of assets and investments	49.0	36.5
Purchases of short-term investments	—	(117.6)
Proceeds from short-term investments	—	11.1
Proceeds from other investing activities	11.0	60.9
NGHC expenditures not funded by Air Products' equity(A)	(590.4)	(1,470.9)
Capital expenditures	$1,788.4	$2,939.4
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture. Substantially all the funding we provide to NGHC is limited for use by the joint venture for its capital expenditures.
The table below outlines the cash flow components included in our definition of capital expenditures:

	Six Months Ended
	31 March
	2026	2025
Additions to plant and equipment, including long-term deposits	$2,358.8	$4,009.1
Investments in and advances to unconsolidated affiliates	20.0	365.4
Investments in financing receivables	—	35.8
NGHC expenditures not funded by Air Products' equity(A)	(590.4)	(1,470.9)
Capital expenditures	$1,788.4	$2,939.4
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture. Substantially all the funding we provide to NGHC is limited for use by the joint venture for its capital expenditures.
Outlook for Investing Activities
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because management is unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted capital expenditures to future cash used for investing activities.
We expect capital expenditures of approximately $4.0 billion for fiscal year 2026.

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Adjusted EPS Outlook (Non-GAAP)
The adjusted EPS guidance below is provided on a diluted basis from continuing operations attributable to Air Products and is compared to historical adjusted EPS. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the non-service components of net periodic benefit/cost for our defined benefit pension plans, the incurrence of costs for business, asset, and cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. The per share impact for each non-GAAP adjustment is calculated independently and may not sum to total adjusted EPS due to rounding.
It is not possible, without unreasonable efforts, to predict the timing or occurrence of these or similar future events or the potential for other events or transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance; however, any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted range of adjusted EPS to a comparable GAAP range.

	Diluted EPS
	Q3	Full Year
2025 Earnings (Loss) Per Share	$3.24	($1.74)
Business and asset actions	0.07	13.68
Shareholder activism-related costs	0.08	0.32
Gain on sale of business	(0.23)	(0.23)
Gain on sale of other assets	(0.11)	(0.11)
Gain on de-designation of cash flow hedges	—	(0.03)
Non-service pension cost, net	0.04	0.15
Tax reform adjustment related to deemed foreign dividends	—	(0.16)
Tax on repatriation of foreign earnings	—	0.14
2025 Adjusted EPS	$3.09	$12.03
2026 Adjusted EPS Outlook	$3.25 – $3.35	$13.00 – $13.25
$ Change	0.16 – 0.26	0.97 – 1.22
% Change	5% – 8%	8% – 10%